Exhibit 99.2

COMPENSATION COMMITTEE CHARTER

OF

SS INNOVATIONS INTERNATIONAL, INC.

Effective as of January 1, 2025

I. PURPOSE

The purpose of the Compensation Committee of the board of directors (the “Board”) of SS Innovations International, Inc. (the “Company”) is:

1.	To discharge the responsibilities of the Board relating to compensation of the Company’s directors and executive officers;

2.	To assist the Board in establishing appropriate incentive compensation and equity-based plans and to administer such plans; and

3.	To oversee the annual process of evaluation of the performance of the Company’s management; and

4.	To perform such other duties and responsibilities as enumerated in and consistent with this Charter.

II. MEMBERSHIP AND PROCEDURES

A.	Membership and Appointment

The Compensation Committee shall be comprised of not fewer than two (2) members of the Board, as shall be determined from time to time by the Board. The members of the Compensation Committee shall be elected by the Board, or the Nominating and Corporate Governance Committee of the Board or the Nominating and Corporate Governance Committee, as applicable, and shall hold office until their resignation or removal or until their successors shall be duly elected and qualified.

All members of the Compensation Committee shall qualify as “independent directors” for purposes of the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”), as such standards may be changed from time to time. In addition to the general independence standard required for membership on the Compensation Committee, the Board must consider all factors specifically relevant to determining whether the director has a relationship to the Company which is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including but not limited to (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the Company to the director: and (ii) whether the director is affiliated with the Company, any of its subsidiaries or an affiliate of a subsidiary. To the extent that the Board deems practicable and advisable, all members of the Compensation Committee shall also qualify as “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that notwithstanding anything contained herein to the contrary, if not all members of the Compensation Committee qualify as non-employee directors, any grant of equity compensation to officers and directors (as defined by Rule 16a-1(f) of the Exchange Act) shall be made by the full Board or a subcommittee of the Compensation Committee comprised of at least two (2) members who qualify as non-employee directors.

B.	Removal

The entire Compensation Committee or any individual Compensation Committee member may be removed without cause by the affirmative vote of a majority of the Board. Any Compensation Committee member may resign effective upon delivery of oral or written notice to the Chairman of the Board, the Secretary of the Company, or the Board (unless the notice specifies a later time for the effectiveness of such resignation). The Board may elect a successor to assume the available position on the Compensation Committee when the resignation becomes effective.

C.	Chairperson

A chairperson of the Compensation Committee (the “Chairperson”) may be designated by the Board. In the absence of such designation, the members of the Compensation Committee may designate the Chairperson by majority vote of the full Compensation Committee membership. The Chairperson shall determine the agenda for and the length of meetings and shall have unlimited access to management and to information relating to the Compensation Committee’s purposes. The Chairperson shall establish such other rules as may from time to time be necessary and proper for the conduct of the business of the Compensation Committee.

D.	Meetings, Minutes and Reporting

The Compensation Committee shall meet at least two times per year and at such other times as it deems necessary to carry out its responsibilities. All Compensation Committee members are expected to attend each meeting, in person or via video-conference or other electronic methods of communication. The Compensation Committee may also act by unanimous written consent in lieu of a meeting.

The Compensation Committee shall keep full and complete minutes of the proceedings of the Compensation Committee. In addition to the specific matters set forth herein requiring reports by the Compensation Committee to the full Board, the Compensation Committee shall report such other significant matters as it deems necessary concerning its activities to the full Board. The Compensation Committee may appoint a Secretary whose duties and responsibilities shall be to keep records of the proceedings of the Compensation Committee for the purposes of reporting Compensation Committee activities to the Board and to perform all other duties as may from time to time be assigned to him or her by the Compensation Committee, or otherwise at the direction of a Compensation Committee member. The Secretary need not be a member of the Compensation Committee or a director and shall have no membership or voting rights by virtue of the position.

E.	Delegation

The Compensation Committee may, by resolution passed by a majority of the Compensation Committee members, designate one or more subcommittees, each subcommittee to consist of at least two members of the Compensation Committee. Any such subcommittee, to the extent provided in the resolutions of the Compensation Committee and to the extent not limited by applicable law, shall have and may exercise all the powers and authority of the Compensation Committee. Each subcommittee shall have such name as may be determined from time to time by resolution adopted by the Compensation Committee. Each subcommittee shall keep regular minutes of its meetings and report the same to the Compensation Committee or the Board when required.

F.	Authority to Retain Advisors

The Compensation Committee shall have authority to retain or obtain the advice of such compensation consultants, legal counsel, experts and other advisors as the Compensation Committee may deem appropriate in its sole discretion. The Compensation Committee shall be directly responsible for the appointment, compensation and oversight of its consultants, legal counsel, experts and advisors and shall have sole authority to approve their fees and retention terms, and the Company shall provide funding for such fees and related expenses.

Before selecting any such consultant, legal counsel, expert or advisor, the Compensation Committee shall consider the following independence factors:

●	The provision of other services to the Company by the entity that employs the consultant, legal counsel, expert or advisor (the “Employing Firm”).

●	The amount of fees received from the Company by the Employing Firm, as a percentage of the total revenue of the Employing Firm.

●	The policies and procedures of the Employing Firm that are designed to prevent conflicts of interest.

●	Any business or personal relationship of the consultant, legal counsel, expert or advisor with a member of the Compensation Committee.

●	Any business or personal relationship of the consultant, legal counsel, expert, advisor or Employing Firm with an executive officer of the Company.

●	Any stock of the Company owned by the consultant, legal counsel, expert or advisor.

III. DUTIES AND RESPONSIBILITIES

The following shall be recurring duties and responsibilities of the Compensation Committee in carrying out its purposes. These duties and responsibilities are set forth below as a guide to the Compensation Committee, with the understanding that the Compensation Committee may alter or supplement them as appropriate under the circumstances, to the extent permitted by applicable laws, rules and regulations.

1.	Establish a compensation policy for executive officers designed to (a) enhance the profitability of the Company and increase shareholder value; (b) reward executive officers for their contribution to the Company’s growth and profitability; (c) recognize individual initiative, leadership, achievement, and other contributions; and (d) provide competitive compensation that will attract and retain qualified executives.

2.	Subject to variation where appropriate, the compensation policy for executive officers shall include (a) base salary, which shall be set on an annual or other periodic basis; (b) annual or other time or project based incentive compensation, which shall be awarded for the achievement of predetermined financial, project, research or other designated objectives of the Company as a whole and of the executive officers individually; and (c) long-term incentive compensation in the forms of equity participation and other awards with the goal of aligning, where appropriate, the long-term interests of executive officers with those of the Company’s shareholders and otherwise encouraging the achievement of superior results over an extended time period.

3.	Review competitive practices and trends to determine the adequacy of the executive compensation program.

4.	Review and consider participation and eligibility in the various components of the total executive compensation package.

5.	Annually review and recommend to the Board corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and recommend to the Board the CEO’s compensation levels based on this evaluation; the CEO may not be present during any deliberations or voting with respect to the CEO’s compensation.

6.	Annually review and approve compensation of executive officers of the Company other than the CEO.

7.	Annually review and approve compensation of directors of the Company, including with respect to any equity based plan.

8.	As deemed necessary or appropriate, approve employment contracts, severance arrangements, change in control provisions and other agreements.

9.	Approve and administer cash incentives and deferred compensation plans for executive officers (including any modification to such plans) and oversight of performance objectives and funding for executive incentive plans.

10.	Approve and oversee reimbursement policies for directors and executive officers.

11.	Periodically review and make recommendations to the Board with respect to equity based plans that are subject to approval by the Board. The Compensation Committee shall oversee the Company’s compliance with the requirement under Nasdaq rules that, with limited exceptions, shareholders approve equity compensation plans. Subject to such shareholder approval, or as otherwise required by the Exchange Act, or other applicable law, the Compensation Committee shall have the power to manage all equity based plans.

12.	If the Company is required by applicable Securities and Exchange Commission (“SEC”) rules to include a Compensation Discussion and Analysis (“CD&A”) in its SEC filings, review the CD&A prepared by management, discuss the CD&A with management and, based on such review and discussions, recommend to the Board that the CD&A be included in the Company’s Annual Report on Form 10-K, proxy statement, or any other applicable filing as required by the SEC.

13.	Review all compensation policies and practices for all employees to determine whether such policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

14.	Recommend to the Board that the shareholders of the Company approve, on an advisory basis, the compensation of the named executive officers of the Company, as disclosed in the Company’s proxy statement, if such proposal will be contained in the Company’s proxy statement.

15.	Recommend to the Board the frequency of holding a vote on the compensation of the Company’s named executive officers, if such proposal will be contained in the Company’s proxy statement.

16.	Periodically review executive supplementary benefits and, as appropriate, the organization’s retirement, benefit, and special compensation programs involving significant cost.

17.	Make regular reports to the Board.

18.	Annually review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

19.	Annually evaluate its own performance.

20.	Oversee the annual process of performance evaluations of the Company’s management.

21.	Fulfill such other duties and responsibilities as may be assigned to the Compensation Committee, from time to time, by the Board and/or the Chairman of the Board.